Exhibit 99.1

B&G Foods Announces Closing of $450.0 Million Term Loan B Facility

— Completes Redemption of 4.625% Senior Notes due 2021 —

Parsippany, N.J., October 10, 2019 — B&G Foods, Inc. (NYSE: BGS) announced today the closing of a $450.0 million tranche B term loan facility under its existing senior secured credit facility. As previously announced, the tranche B term loans will bear interest at a rate of LIBOR plus 2.50%, with a 0.0% LIBOR floor, and have a seven year maturity.

B&G Foods used the proceeds of the new term loans, together with the net proceeds of B&G Foods’ recently completed offering of $550.0 million of 5.25% senior notes due 2027, to redeem all $700.0 million of B&G Foods’ 4.625% senior notes due 2021, repay a portion of B&G Foods’ borrowings under its revolving credit facility and pay related fees and expenses. B&G Foods expects to use the remaining proceeds for general corporate purposes.

Barclays, Deutsche Bank Securities, RBC Capital Markets, BofA Securities, BMO Capital Markets, Goldman Sachs Bank USA and J.P. Morgan acted as joint lead arrangers and bookrunners, and Credit Suisse, Capital One, Citigroup, Citizens Bank, Rabobank and TD Securities acted as joint co-documentation agents.

This press release does not constitute an offer to sell or a solicitation of an offer to buy securities, nor shall there be any sale of securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including Back to Nature, B&G, B&M, Cream of Wheat, Green Giant, Las Palmas, Le Sueur, Mama Mary’s, Maple Grove Farms, Mrs. Dash, New York Style, Ortega, Polaner, SnackWell’s, Spice Islands and Victoria, there’s a little something for everyone.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates,” “assumes,” “could,” “should,” “estimates,” “potential,” “seek,” “predict,” “may,” “will” or “plans” and similar references to future periods to be uncertain and forward-looking. Factors that may affect actual results include, without limitation: the Company’s substantial leverage; the effects of rising costs for the Company’s raw materials, packaging and ingredients; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; the risks associated with the expansion of the Company’s business; the Company’s possible inability to identify new acquisitions or to integrate recent or future acquisitions or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies; tax reform and legislation, including the effects of the U.S. Tax Cuts and Jobs Act; the Company’s ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar; the effects of international trade disputes, tariffs, quotas, and other import or export restrictions on the Company’s international procurement, sales and operations; future impairments of the Company’s goodwill and intangible assets; the Company’s ability to successfully complete the implementation of and operate a new enterprise resource planning (ERP) system; the Company’s ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption; the Company’s sustainability initiatives and changes to environmental laws and regulations; and other factors that affect the food industry generally. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Dara Dierks 866.211.8151	Media Relations: ICR, Inc. Matt Lindberg 203.682.8214